Exhibit 99.1

Scripps extends CEO’s contract

For immediate release
Nov. 10, 2014

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) has extended the employment contract for its chairman, president and CEO, Rich Boehne, to Aug. 7, 2016, followed by successive one-year renewals until either Boehne or the company gives at least 90 days’ notice of non-renewal. Financial terms of the agreement remain the same.

The Scripps board of directors approved the contract extension for Boehne, 58, at its quarterly meeting Nov. 4.

Related to the contract renewal, Boehne requested the company make a gift of $1 million to the Scripps Howard Foundation, the philanthropic arm of the company, to establish a donor-advised fund in his name. Establishing such a fund is subject to the approval of the foundation board of trustees.

“The Scripps Howard Foundation’s commitment to the future of journalism and to the well-being of the communities we serve makes it a vital partner for both the company and individuals - like me - who share the same values and passions,” said Boehne.

Boehne’s employment agreement began Feb. 15, 2011, and had been set to end Aug. 7, 2015. He became president and CEO and joined the board in 2008 when Scripps spun off its cable network assets into a separate publicly traded company. Prior to the split, Boehne was chief operating officer of the combined enterprise. He was elected chairman on May 2, 2013.

Boehne, now in his 30th year with Scripps, joined the company as a business and financial news reporter at The Cincinnati Post. In 1988, he moved to the Scripps corporate staff to help the company prepare for its initial public offering. He then held a variety of roles before being named executive vice president in 1999 and chief operating officer in 2006. He is a 1981 graduate of Northern Kentucky University.

About Scripps
The E.W. Scripps Company (www.scripps.com) serves audiences and businesses through a growing portfolio of media brands. In July, Scripps announced a deal with Journal Communications to merge its 21 local television stations with Journal’s 13 television stations and 34 radio stations, which will make Scripps the nation’s fifth-largest broadcasting group. The two companies also agreed to spin off their combined newspaper interests to form a new publicly traded company, to be called Journal Media Group. Scripps runs an expanding collection of local and national digital journalism and information businesses, including mobile video news service Newsy and weather app developer Weathersphere. Scripps also produces television shows including The List and Let’s Ask America, runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of the nation’s largest, most successful and longest-running educational program, the Scripps National Spelling Bee. Founded in 1879, Scripps’ motto is “Give light and the people will find their own way.”

About Scripps Howard Foundation
Dedicated to excellence in journalism, Scripps Howard Foundation is a leader in industry efforts in journalism education, scholarships, internships, literacy, minority recruitment/development and First Amendment causes. With a special commitment to the regions where Scripps does business, the Foundation helps build healthy communities and improve the quality of life through support of sound educational programs, strong families, vital social services, enriching arts and culture and inclusive civic affairs.

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Contact Carolyn Micheli, The E.W. Scripps Company, 513-977-3732
carolyn.micheli@scripps.com

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